POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that Michael P. Byrum constitutes and appoints Leslie K. Klenk, Sherryl L. Wilson, and Peter K. Ewing and each of them to act severally as attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned in any and all capacities to execute Forms ID, 3, 4 and 5 regarding my investment activity in Rydex Capital Partners SPhinX Fund, and any amendments thereto, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, and its substitute or substitutes, may do or cause to be done by virtue hereof.




                              /s/ Michael P. Byrum
                                ---------------------------
                                Michael P. Byrum


Dated:  June 20, 2003